EXHIBIT 14.1

                              PATRON SYSTEMS, INC.

                             CODE OF ETHICAL CONDUCT


         Patron Systems, Inc. (the "COMPANY") endeavors to conduct its business on a high ethical plane based on core values of honesty, integrity, and fair commercial competition. The Company desires to put in place systems, procedures and incentives intended to implement and institutionalize these core corporate values. The Company historically has insisted on adherence to these core values by its directors, officers and employees, and on their compliance with the systems and procedures established by the Company to implement them.

         The Sarbanes-Oxley Act of 2002 has imposed upon all publicly-traded corporations the obligation to codify certain ethical principles that govern the Company. This Code of Ethical Conduct applies to all directors, officers and employees (with all three groups being referred to as "EMPLOYEES") of the Company and is intended to provide a clear understanding of the ethical principles of business conduct expected of each employee. Compliance with these standards is vital to the integrity and continued well being of our business and our employees.

         Our Code is designed to embody rules regarding individual and peer responsibilities, as well as responsibilities to our employees, customers, suppliers, stockholders, the public and other stakeholders, and includes our goals in furthering:

         1. Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         2. The avoidance of conflicts of interest, including disclosure to an appropriate person or persons identified in this Code of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

         3. Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

         4.       Compliance  with  applicable   governmental  laws,  rules  and
                  regulations;

         5. The prompt internal reporting to an appropriate person or persons of any violations of the Code; and

         6.       Accountability for adherence to the Code.


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         Today,  all corporations are under high levels of scrutiny and are held to increasingly higher levels of accountability. As a result, the Company's Board of Directors ("BOARD") has reaffirmed its strong commitment that the Company's business practices be conducted in accordance with the highest professional, ethical, legal and moral standards. This Code outlines the broad principles of legal and ethical business conduct embraced by the Company. It is not a complete list of legal or ethical questions an employee might face in the course of business, and therefore, the Code must be applied using common sense and good judgment.

         Please read the Code of Ethical Conduct carefully. We are confident that each of us will comply with the Code and thereby help foster a reputation for the highest standards of business integrity.

OVERALL ETHICAL CONDUCT

BUSINESS ETHICS

         It is essential that we all keep an eye out for possible infringements of the Company's business ethics - whether these infringements occur in dealings with the government or the private sector, and whether they occur because of oversight or intention. Employees of the Company who have knowledge of possible violations should notify Human Resources, the Finance Department or the Board. To assist employees in the day-to-day protection of our business ethics, we have compiled a list of some areas where breaches may occur:

o        Improper or excessive payments of any of the following:

         o        Employee bonuses or compensation agreements

         o        Consulting fees

         o        Director & officer payments

         o        Miscellaneous expenses

         o        Insurance premiums

         o        Nondeductible expenses

         o        Employee loans

         o        Public relations fees

         o        Legal fees

         o        Commissions

         o        Other professional fees

         o        Expense reports

o Questionable payments to agents, consultants or professionals whose backgrounds have not been adequately investigated, who do not have signed contracts or letters of engagement, or whose association with the Company would be embarrassing if exposed;

o Payroll-related expenditures, bonuses, awards and non-cash gifts given to or by employees of the Company without proper approval and adequate documentation;


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o        Payments  made in cash  or  checks  drawn  to  Cash or  Bearer  or bank accounts/property titles not in the Company's name;

o Transfers to or deposits in the bank account of an individual, rather than in the account of the company with which we are doing business;

o Billings made higher or lower than normal prices for fees, at a customer's request;

o Payments made for any purpose other than that described in supporting documents;

o        Payments   made  to  employees   of   customers  or  agencies   through
         intermediary persons or organizations, or that seem to deviate from normal business transactions;

o Any large, abnormal, unexplained, or individually approved contracts, or expenditures made without review of supporting documentation;

o Unusual transactions occurring with nonfunctional, inactive, or shell subsidiaries or undisclosed or unrecorded assets or liabilities;

o        Use of unethical or questionable means to obtain information, including
         information  about  competitors,   information   concerning  government
         acquisition plans, or any procurement decision or action;

o An employment, consulting, or business relationship between an employee of the Company and another company, especially in the same or related business; and

o Frequent trading (buying and selling over short intervals) in stock of the Company or stock of a company with which we do business.

         These are examples of possible infringements that employees of the Company need to avoid. Employees should feel free to discuss any concerns about this policy with Human Resources, the Finance Department or the Board.

CONFLICTS OF INTEREST
         Employees are expected to make or participate in business decisions and actions in the course of their employment with the Company based on the best interests of the Company as a whole, and not based on personal relationships or benefits. Conflicts of interest can compromise employees' business ethics. Employees are expected to apply sound judgment to avoid conflicts of interest that could negatively affect the Company or its business. At the Company, a conflict of interest is any activity that is inconsistent with or opposed to the Company's interests, or gives the appearance of impropriety.

         Employees should avoid any relationship that would cause a conflict of interest with their duties and responsibilities at the Company. Employees are expected to disclose to us any situations that may involve inappropriate or improper conflicts of interest affecting them personally or affecting other employees or those with whom we


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do  business.  Waivers of  conflicts of interest  involving  executive  officers require the approval of the Board or an appropriate Committee of the Board.

         Members of the Board have a special responsibility because our directors are prominent individuals with other substantial responsibilities. To avoid conflicts of interest, directors are expected to disclose to their fellow directors any personal interest they may have in a transaction upon which the Board passes and to recuse themselves from participation in any decision in which there is a conflict between their personal interests and the interests of the Company.

         Set forth below is specific guidance for some areas of potential conflicts of interest that require special attention. It is not possible to list all conflicts of interest. These are examples of the types of conflicts of interest that employees of the Company are expected to avoid. Ultimately, it is the responsibility of each individual to avoid any situation that could appear to be a conflict of interest. Employees are urged to discuss any potential conflicts of interest with Human Resources, the Finance Department or the Board.

INTERESTS IN OTHER BUSINESSES. Employees of the Company and members of their immediate families must avoid any direct or indirect financial relationship with other businesses that could cause divided loyalty. Employees of the Company must receive written permission from the Company before beginning any employment, business or consulting relationship with another company. This does not mean that family members are precluded from being employed by one of the Company's customers, competitors or suppliers. However, employees of the Company must avoid conducting Company business with members of their families - or others with whom they have a significant personal relationship - unless they have prior written permission from the Company.

OUTSIDE DIRECTORSHIPS. The Company encourages its employees to be active in industry and civic associations, including membership in other companies' boards of directors. Employees who serve on outside boards of directors of profit making organizations are required, prior to acceptance, to obtain written approval from the Board. As a rule, employees may not accept a position as an outside director of any current or likely competitor of the Company. Furthermore, in the absence of an overriding benefit to the Company and a procedure to avoid any financial conflict (such as refusal of compensation and recusal from involvement in another company's relationship with the Company), approval is likely to be denied where the Company employee either directly or through people in his or her chain of command has responsibility to affect or implement the Company's business relationship with the other company. Approval of a position as a director of a company that supports or promotes a competitor's products or services is also likely to be denied.

         If the Board approves an outside directorship, employees may keep compensation earned from that directorship unless the terms of the Committee's approval state otherwise. Generally, however, employees may not receive any form of compensation (including stock options, IPO stock or cash) for service on a board of directors of a company if the service is at the request of the Company or in connection with the Company's investment in, or a significant relationship exists with, that company and the


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directorship is as a consequence of or in connection with that relationship. Any company that is a vendor, supplier, partner or customer of the Company has a "relationship" with the Company. "SIGNIFICANT" is broadly defined to include a sole-source vendor/supplier, or one in which the Company is responsible for generating five percent or more of the outside company's revenues. When membership on a board of directors is other than at the Company's request, and even if no compensation is received, a potential for conflict of interest exists, and therefore the Company employee is expected to recuse himself or herself from any involvement in the Company's relationship with that company. It is therefore important that the Company's employees recognize that their membership should be an opportunity to provide expertise and to broaden their own experience, but they should not be put in a position where the other company expects to use the person's Board membership as a way to get access or to influence Company decisions.

         The Company may at any time rescind prior approvals in order to avoid a conflict or appearance of a conflict of interest for any reason deemed to be in the best interests of the Company. In addition, the Company periodically will conduct an inquiry of employees to determine the status of their membership on outside Boards.

INVESTMENTS IN PUBLIC COMPANIES. Passive investments of not more than one percent of total outstanding shares of companies listed on a national or international securities exchange, or quoted daily by NASDAQ or any other board, are permitted without the Company's approval - provided the investment is not so large financially either in absolute dollars or percentage of the individual's total investment portfolio that it creates the appearance of a conflict of interest. Any such investment must not involve the use of confidential "inside" or proprietary information, such as confidential information that might have been learned about the other company on account of the Company's relationship with the other company. Investments in diversified publicly traded mutual funds are not deemed subject to these conflict of interest guidelines, provided confidentiality requirements are observed.

INVESTMENTS IN PRIVATE COMPANIES. Employees of the Company occasionally will find themselves in a position to invest in the Company's partners or customers. It is imperative that employees presented with such opportunities understand the potential conflict of interest that may occur in these circumstances. The
Company's employees must always serve our stockholders first. Investing in companies with which the Company has an actual or potential business relationship may not be in our stockholders' best interests. The following guidelines are intended to cover such circumstances:

         The Company's employees may not invest in privately-held companies that are Company customers, partners or suppliers without disclosure to the Company. Where the employee either directly or through people in his or her chain of command has responsibility to affect or implement the Company's relationship with the other company, approval of the Company is required; however, in such cases approval is likely to be denied.

         Such situations may put Company employees in a conflict of interest between furthering their personal interests versus the interests of the Company; hence the


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likelihood of denial.  Employees in those circumstances should not invest in the company in question.

         If an investment is made and/or approval is granted, and the employee subsequently finds himself or herself in a potentially conflicted position due to his or her job responsibilities or those of others in his or her chain of command, the Company employee is expected to recuse himself or herself from any involvement in the Company's relationship with that company. (If the conflict is so fundamental as to undermine the employee's ability to undertake an important job activity, a discussion of possible divestiture may be required).
Furthermore, with respect to any investment or financial interest in a third party, employees should be extremely cautious to avoid activities such as recommending or introducing the company to other parts of the Company's organization unless there is a clear disclosure of the financial interest.

         If an employee happens to have an investment in a company and transitions into a role that would place him or her in a conflict of interest position (such as those described above), the employee should disclose the situation in writing to Human Resources, the Finance Department or the Board. Efforts will be made to resolve the situation equitably on a case-by-case basis.

         Where the Company has made an investment in a company, permission must be obtained before an employee invests in that company. When a Company employee is placed on a board of directors or advisory board to represent the Company, such employee cannot make an investment in that company without approval from the Board; and they may not receive compensation for such participation at the Company's request.

INVENTIONS, BOOKS AND PUBLICATIONS. Company employees must receive written permission from the Company before developing, outside of the Company, any products, software or intellectual property that is or may be related to the Company's current or potential business.

PROPER PAYMENT. All Company employees should pay for and receive only that which is proper. Company employees should not make payments or promises to influence another's acts or decisions, and Company employees must not give gifts beyond those extended in normal business. Company employees must observe all government restrictions on gifts and entertainment. Employees will not receive payments of any kind from Company customers.

FAVORS, GIFTS AND ENTERTAINMENT. Company employees and members of their families must not give or receive valuable gifts (including gifts of equipment or money, discounts or favored personal treatment) to or from any person associated with the Company's vendors or customers. This includes accepting the opportunity to buy "directed shares" (also called "friends and family shares") from a company where the Company employee is now or is likely to become involved in the evaluation, recommendation, negotiation or approval of current or prospective business with that company.

         This is not intended to preclude the Company from receiving or evaluating appropriate complimentary products or services. Nor is it intended to preclude the Company from making a gift of equipment to a company or organization, provided that


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the gift is openly given,  with full  knowledge by the company or  organization, and is consistent with applicable law. In all cases, the exchange of gifts must be conducted so there is no appearance of impropriety. Gifts may only be given in accordance with applicable laws, including the United States Foreign Corrupt Practices Act.

     Advertising novelties, favors, and entertainment are allowed when the following conditions are met:

         o        They are consistent with the Company's business practices;

         o They do not violate any applicable law, such as state and federal procurement laws and regulations;

         o        They are of limited value ($50 or less); or

         o        Public disclosure would not embarrass the Company.

INDUSTRY ASSOCIATIONS. Memberships on boards of industry associations generally do not present financial conflicts of interest. However, employees should be sensitive to possible conflicts with the Company's business interests, if, for instance, the association takes a position adverse to the Company's interests or those of its key customers.

FINANCIAL OFFICER CODE OF ETHICS

         As a public company, it is of critical importance that the Company's filings with the Securities and Exchange Commission be accurate and timely. Depending on their position with the Company, employees may be called upon to provide information to assure that the Company's public reports are complete, fair and understandable. The Company expects all of its personnel to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company's public disclosure requirements.

         The Finance Department bears a special responsibility for promoting integrity throughout the organization, with responsibilities to stakeholders both inside and outside of the Company. The Chief Executive Officer, the Chief Financial Officer and Finance Department personnel have a special role both to adhere to these principles themselves and also to ensure that a culture exists throughout the Company as a whole that ensures the fair and timely reporting of the Company's financial results and condition.

         Because of this special role, the Chief Executive Officer, the Chief Financial Officer and all members of the Finance Department are bound by the following Financial Officer Code of Ethics, and by accepting the Code of Ethical Conduct, each agrees that he or she will:

         o        Act with honesty and  integrity,  avoiding  actual or apparent
                  conflicts   of   interest   in   personal   and   professional
                  relationships;

         o Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely, and understandable disclosure


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                  in reports  and  documents  that the Company  files  with,  or
                  submits  to,   government   agencies   and  in  other   public
                  communications;

         o        Comply  with  rules  and   regulations   of  federal,   state,
                  provincial  and  local  governments,   and  other  appropriate
                  private and public regulatory agencies;

         o Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated;

         o Respect the confidentiality of information acquired in the course of one's work except when authorized or otherwise legally obligated to disclose, and not use such confidential information for personal advantage;

         o Share knowledge and maintain skills important and relevant to stockholders' needs;

         o Proactively promote and be an example of ethical behavior as a responsible partner among peers, in the work environment and the community;

         o Achieve responsible use of and control over all assets and resources employed or entrusted; and

         o Promptly report to the Chief Financial Officer and/or the Chairman of the Board any conduct that the individual believes to be a violation of law or business ethics or of any provision of the Code of Ethical Conduct, including any transaction or relationship that reasonably could be expected to give rise to such a conflict.

         Violations of this Financial Officer Code of Ethics, including failures to report potential violations by others, will be viewed as a severe disciplinary matter that may result in personnel action, including termination of employment. If you believe that a violation of the Financial Officer Code of Ethics has occurred, please contact the Chief Financial Officer, the Chief Executive Officer or the Chairman of the Board.

         It is against Company policy to retaliate against any employee for good faith reporting of violations of this Code.

LAWS, REGULATIONS AND GOVERNMENT- RELATED ACTIVITIES

         Violation of governing laws and regulations, whether in the United States or abroad, is both unethical and subjects the Company to significant risk in the form of fines, penalties and damaged reputation. It is expected that each employee will comply with applicable laws, regulations and corporate policies. Specific areas with which employees are expected to comply include:


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         o        Anti-Trust

         o        Insider Trading

         o        Foreign Corrupt Practices Act

         o        Government Business

         o        Political Contributions

         o        Using Third-Party Copyrighted Material

         o        Proprietary Information

ANTI-TRUST

         The economy of the United States, and of most nations in which the Company does business, is based on the principle that competition and profit will produce high-quality goods at fair prices. To ensure that this principle is played out in the marketplace, most countries have laws prohibiting certain business practices that could inhibit effective competition. The antitrust laws are broad and far-reaching. They touch upon and affect virtually all aspects of the Company's operations. The Company supports these laws not only because they are the law, but also because we believe in the free market and the idea that healthy competition is essential to our long-term success. The Company fully embraces all antitrust laws and avoids conduct that may even give the appearance of being questionable under those laws. Whether termed anti-trust, competition, or free trade laws, the rules are designed to keep the marketplace thriving and competitive. In all cases where there is question or doubt about a particular activity or practice, employees should contact the Finance Department before proceeding.

INSIDER TRADING

         If an employee has material, non-public information relating to the Company, it is the Company's policy that neither the employee, nor any person related to the employee, may buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to trading in the securities of any other company, including our customers or suppliers, if employees have material, non-public information about that company which the employee obtained in the course of their employment by the Company.

         Transactions that may be necessary or justifiable for independent reasons, including emergency expenditures and transactions planned before the employee learned the material information, are not exceptions. Even the appearance of an improper transaction must be avoided to prevent any potential risk to the Company or the individual trader. Violations of insider trading laws may be punishable by fines and/or imprisonment.

         Besides the obligation to refrain from trading while in possession of material, non-public information, employees are also prohibited from "tipping" others. The concept of unlawful tipping includes passing on information to friends or family members under circumstances that suggest that employees were trying to help them make a profit or avoid a loss. Besides being considered a form of insider trading, of course, tipping is also a serious breach of corporate confidentiality. For this reason, employees


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should be careful to avoid  discussing  sensitive  information in any place (for instance, at lunch, on public transportation, in elevators) where others may hear such information.

FOREIGN CORRUPT PRACTICES ACT

         The Company requires full compliance with the United States Foreign Corrupt Practices Act ("FCPA") by all of its employees, consultants and agents. The anti-bribery and corrupt payment provisions of the FCPA make illegal any corrupt offer, payment, promise to pay or authorization to pay any money, gift or anything of value to any foreign official, or any foreign political party, candidate or official, for the purpose of:

         o Influencing any act, or failure to act, in the official capacity of that foreign official or party; or

         o Inducing the foreign official or party to use influence to affect a decision of a foreign government or agency, in order to obtain or retain business for anyone, or direct business to anyone.

         Payments, offers, promises or authorizations to pay any other person, United States or foreign, are likewise prohibited if any portion of that money or gift will be offered, given or promised to a foreign official or foreign political party or candidate for any of the illegal purposes outlined above.

         All Company employees, whether located in the United States or abroad, are responsible for FCPA compliance and the procedures to ensure FCPA compliance. All managers and supervisory personnel are expected to monitor continued compliance with the FCPA to ensure compliance with the highest moral, ethical and professional standards of the Company.

         Any action in violation of the FCPA is prohibited. All Company employees who become aware of apparent FCPA violations should notify the Finance Department immediately. Any question or uncertainty regarding compliance with this policy should be brought to the attention of the Chief Financial Officer or the Chief Executive Officer of the Company or the Chairman of the Board.

GOVERNMENT BUSINESS

         Company employees should understand that special requirements might apply when contracting with any government body (including national, state, provincial, municipal or other similar government divisions in local jurisdictions). Because government officials are obligated to follow specific codes of conduct and laws, special care must be taken in government procurement. Some key requirements for doing business with a government are:

         o Accurately representing which Company products are covered by government contracts;


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         o        Not offering or accepting kickbacks, bribes, gifts, gratuities or anything else of value with the intent of obtaining favorable treatment from the recipient (a gift that is customary in the business sector may be perceived as a bribe by a government official);

         o        Not   improperly   soliciting   or   obtaining    confidential
                  information, such as sealed competitors' bids, from government officials prior to the award of a contract; and

         o Hiring present and former government personnel may only occur in compliance with applicable laws and regulations (as well as consulting with management and Human Resources).

POLITICAL CONTRIBUTIONS

         No Company assets - including employees' work time, use of Company premises, use of Company equipment, or direct monetary payments - may be contributed to any political candidate, political action committees (also known as, "PACs"), party, or ballot measure without the permission of the Chief Financial Officer of the Company.
 Of course, Company employees may participate in any political activities of their choice on an individual basis, with their own money and on their own time.

USING THIRD-PARTY COPYRIGHTED MATERIAL

         Company employees may sometimes need to use third-party copyrighted material to perform their jobs. Before such third-party material may be used, appropriate authorization from the copyright holder must be obtained. The need for such permission may exist whether or not the end product containing third-party material is for personal use or for Company internal or other use. It is against Company policy and it may be unlawful for any employee to copy, reproduce, scan, digitize, broadcast, or modify third-party copyrighted material when preparing Company products or promotional materials, unless written permission from the copyright holder has been obtained prior to the proposed use. Improper use could subject both the Company and the individuals involved to possible civil and criminal actions for copyright infringement. It is against Company policy for employees to use the Company's facilities for the purpose of making or distributing unauthorized copies of third-party copyrighted materials for personal use or for use by others.

PROPRIETARY INFORMATION

         Proprietary information is defined as information that was developed, created or discovered by the Company, or that became known by or was conveyed to the Company, that has commercial value in the Company's business. It includes, but is not limited to, software programs and subroutines, source and object code, trade secrets, copyrights, ideas, techniques, know-how, inventions (whether patentable or not) and any other information of any type relating to designs, configurations, tooling, schematics, master works, algorithms, flowcharts, circuits, works of authorship, formulae, mechanisms, research, manufacture, assembly, installation, marketing, pricing, customers, salaries and


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


terms of compensation of Company employees, and costs or other financial data concerning any of the foregoing or the Company and its operations generally.

     The Company's business and business relationships center on the confidential and proprietary information of the Company and of those with whom we do business - customers, vendors and others. Each employee has the duty to respect and protect the confidentiality of all such information. The use of confidential and proprietary information - whether the Company's or a third party's - is usually covered by a written agreement. In addition to the obligations imposed by that agreement, all employees should comply with the following requirements:

         o Confidential information should be received and disclosed only under the auspices of a written agreement;

         o Confidential information should be disclosed only to those Company employees who need to access it to perform their jobs for the Company;

         o Confidential information of a third party should not be used or copied by any Company employee except as permitted by the third-party owner (this permission is usually specified in a written agreement); and

         o Unsolicited third-party confidential information should be refused or, if inadvertently received by a Company employee, returned unopened to the third party or transferred to the Finance Department for appropriate disposition.

         Employees  must  refrain  from  using  any   confidential   information
belonging to any former employers, and such information must never be brought to the Company or provided to other Company employees.

CONTACT INFORMATION

         You may contact the Chief Executive Officer, Robert Cross, at rcross@patronsystems.net. You may contact the Finance Department or the Chief Financial Officer, Martin T. Johnson, at tork.johnson@patronsystems.com. You may contact the Board or the Chairman of the Board, Robert Yaw, at ryaw@tampabayrr.com. If you are concerned about maintaining anonymity, you may send correspondence on a confidential and anonymous basis to the Company's outside counsel, Stubbs Alderton & Markiles, LLP, as follows: (i) by mail to:
Patron Systems, Inc., Board, c/o Stubbs Alderton & Markiles, LLP, 15260 Ventura Blvd., 20th Floor, Sherman Oaks, California 91403, or (ii) by e-mail to: lwharton@biztechlaw.com (please identify "Patron Systems, Inc., Board" in the subject line).

         Stubbs   Alderton   &   Markiles,   LLP  will  then   direct  any  such
correspondence to the Board for its review.


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